Exhibit 3.2(a)

                         BANCORP RHODE ISLAND, INC.
                               BYLAW AMENDMENT
                           (Adopted July 15, 2003)

Article V of the Company's Bylaws be, and the same hereby is, amended as follows:

      (i) The first sentence of Section 5.01 of Article V be amended in its entirety to read as follows:

                  "The officers of the Company shall include a Chairman of the Board and one or more Vice Chairmen of the Board (if elected pursuant to Section 5.07), a President, a Treasurer and a Secretary and such other officers, if any, including, without limitation, a Chief Executive Officer, a Chief Operating Officer, and one or more Vice Presidents (the number thereof and variations in title to be determined by the Board of Directors), as the Company may find necessary for the management of its affairs."

      (ii) Section 5.07 of Article V be amended in its entirety to read as follows:

                  "SECTION 5.07. Chairman and Vice Chairmen of the Board. The Board of Directors may annually elect a Chairman of the Board and one or more Vice Chairmen of the Board (the number thereof and variations in title to be determined by the Board of Directors). The Chairman of the Board and any Vice Chairman shall have the duties and powers specified in these By-Laws and as may be determined by the Board of Directors. The Chairman shall, when present, preside at all meetings of the Board of Directors and at all meetings of the shareholders. In the absence of the Chairman of the Board, the Vice Chairman or if more than one Vice Chairman has been elected, the most senior Vice Chairman (determined by title or in order of election) shall, when present, preside at all meetings of the Board of Directors and at all meetings of the shareholders."

      (iii) The second sentence of Section 5.08 of Article V be amended in its entirety to read as follows:

                  "If there be no Chairman of the Board or, in the absence of the Chairman of the Board and any Vice Chairman of the Board, the President shall preside at all meetings of the Board of Directors and at all meetings of the shareholders and shall have such additional powers and shall perform further duties as may from time to time be assigned to him or her by the Board of Directors."


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